Exhibit 1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the action you should take, you should consult your stockbroker, solicitor, accountant, bank manager or other independent financial adviser duly authorised under the Financial Services and Markets Act 2000 (as amended) immediately.

If you have sold or otherwise transferred some or all of your Ordinary Shares, please send this document, together with the accompanying Form of Proxy, as soon as possible to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for delivery to the purchaser or transferee.

THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY, NOR SHALL THERE BE ANY SALE, ISSUANCE OR TRANSFER OF SECURITIES REFERRED TO IN ANY JURISDICTION IN CONTRAVENTION OF APPLICABLE LAW. This document does not constitute a prospectus for the purpose of the Prospectus Rules of the UK Financial Conduct Authority (in its capacity as UK Listing Authority or otherwise) pursuant to Sections 85 and 87 of FSMA, the London Stock Exchange or any other authority or regulatory body and has not been approved for the purposes of Section 21 of FSMA.

InterContinental Hotels Group PLC

Incorporated and registered in England and Wales under the Companies Act 1985

Registered number 5134420

Special Dividend of US$2.621 per Existing Ordinary Share

and

19 for 20 Share Consolidation

and

Notice of General Meeting

This document should be read as a whole. Your attention is drawn to the letter from the Chairman of InterContinental Hotels Group PLC which is set out on pages 5 to 7 of this document and which recommends you to vote in favour of the Resolutions to be proposed at the General Meeting referred to below. The Resolutions will be voted on by taking a poll.

Application will be made to the UK Listing Authority for the New Ordinary Shares arising from the proposed consolidation of the Company’s ordinary share capital to be admitted to the premium segment of the Official List and to the London Stock Exchange for the New Ordinary Shares to be admitted to trading on the London Stock Exchange’s main market for listed securities. It is expected that dealings in the Existing Ordinary Shares will continue until 6.00pm on 11 January 2019 and that Admission of the New Ordinary Shares will become effective and dealings for normal settlement will commence at 8.00am on 14 January 2019.

Notice of the General Meeting of the Company to be held at 10.00am on Friday 11 January 2019 at the Crowne Plaza London Kings Cross, One King’s Cross Road, London WC1X 9HX is set out at the end of this document.

A Form of Proxy is enclosed and, to be valid, should be completed, signed and returned so as to reach the Company’s Registrar, Equiniti, at Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA by no later than 10.00am on 9 January 2019 (or, if the General Meeting is adjourned, 48 hours (excluding any UK non-working days) before the time of the adjourned General Meeting).

Electronic Proxy Appointment is available for the General Meeting. This facility enables Shareholders to lodge their proxy appointment by electronic means through the Registrar’s website, www.sharevote.co.uk or, for those who hold their shares in CREST, through the CREST electronic proxy appointment service. Further details are set out in the notes to this document.

At the General Meeting itself, the votes will be taken by poll rather than on a show of hands. The results of the poll will be announced as soon as practicable and will appear on the Company’s website, www.ihgplc.com/investors/shareholder-centre, under AGMs and meetings.

Goldman Sachs International, which is authorised by the PRA and regulated in the United Kingdom by the FCA and the PRA, is acting as a corporate broker to InterContinental Hotels Group PLC and no-one else in connection with the Special Dividend and Share Consolidation and will not be responsible to anyone other than InterContinental Hotels Group PLC for providing the protections afforded to clients of Goldman Sachs International, nor for providing advice in connection with the proposed Special Dividend and Share Consolidation or the contents of this document or any other matter referred to herein.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

THIS DOCUMENT INCLUDES FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE IHG GROUP’S CONTROL AND ALL OF WHICH ARE BASED ON THE DIRECTORS’ CURRENT BELIEFS AND EXPECTATIONS ABOUT FUTURE EVENTS. FORWARD-LOOKING STATEMENTS ARE SOMETIMES IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS “BELIEVE”, “EXPECTS”, “MAY”, “WILL”, “COULD”, “SHOULD”, “SHALL”, “RISK”, “INTENDS”, “ESTIMATES”, “AIMS”, “PLANS”, “PREDICTS”, “CONTINUES”, “ASSUMES”, “POSITIONED”, “ANTICIPATES”, “CONFIDENT”, “REALISATION”, “CONSIDER” OR “TARGETS” OR THE NEGATIVE THEREOF, OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THESE FORWARD-LOOKING STATEMENTS INCLUDE ALL MATTERS THAT ARE NOT HISTORICAL FACTS. THEY APPEAR IN A NUMBER OF PLACES THROUGHOUT THIS DOCUMENT AND INCLUDE STATEMENTS REGARDING THE INTENTIONS, BELIEFS OR CURRENT EXPECTATIONS OF THE DIRECTORS CONCERNING, AMONG OTHER THINGS, THE FUTURE RESULTS OF OPERATIONS, FINANCIAL CONDITION, PROSPECTS, GROWTH, STRATEGIES, AND DIVIDEND POLICY OF THE IHG GROUP AND THE INDUSTRY IN WHICH IT OPERATES.

These forward-looking statements and other statements contained in this document regarding matters that are not historical facts involve predictions. No assurance can be given that such future results will be achieved; actual events or results may differ materially as a result of risks and uncertainties facing the IHG Group. Such risks and uncertainties could cause actual results to vary materially from the future results indicated, expressed, or implied in such forward-looking statements. Such forward-looking statements contained in this document speak only as of the date of this document. IHG, the Directors and Goldman Sachs International expressly disclaim any obligation or undertaking to update these forward-looking statements contained in the document to reflect any change in their expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law, the Listing Rules, the Market Abuse Regulation, the Prospectus Rules or the Disclosure Guidance and Transparency Rules of the FCA.

AVAILABILITY OF HARD COPIES

If you have received this document in electronic form, you may request this document in hard copy form by calling the Equiniti shareholder helpline between 8.30 a.m. and 5.30 p.m. (London (UK) time) Monday to Friday (except public holidays in England and Wales) on 0333 207 6535 (or on +44 121 415 0821 from outside the UK). Please note that calls may be monitored or recorded and the helpline cannot provide financial, legal, tax or investment advice or advice on the merits of the Special Dividend and/or Share Consolidation. You may also request that all future documents, announcements and information to be sent to you in relation to the Special Dividend and/or Share Consolidation should be in hard copy form. Copies of this document and any document or information incorporated by reference into this document will not be provided unless such a request is made.

IMPORTANT INFORMATION TO OVERSEAS SHAREHOLDERS OR ADS HOLDERS

It is the responsibility of any person receiving a copy of this document outside the United Kingdom to satisfy himself or herself as to the full observance of the laws and regulatory requirements of the relevant territory in connection therewith, including obtaining any governmental or other consents which may be required or observing any other formalities required to be observed in such territory and paying any other issue, transfer or other taxes due in such territory. If in doubt, such persons should consult their professional advisers. Persons (including, without limitation, nominees and trustees) receiving this document should not, in connection with the Special Dividend and/or Share Consolidation, distribute or send it into any jurisdiction when to do so would, or might, contravene local securities laws or regulations.

Expected Timetable for the

Special Dividend and Share Consolidation 2019

Latest time and date for receipt of Forms of Proxy	10.00am on 9 January

Latest time and date for receipt by the ADR Depositary of completed voting instruction cards from holders of ADRs	12.00pm (New York time) on 9 January

General Meeting	10.00am on 11 January

Record date for participation in the Dividend Reinvestment Plan for the Special Dividend	5.00pm on 11 January

Shareholder Record Date for the Special Dividend and for the Share Consolidation	6.00pm on 11 January

ADR holder record date for the Special Dividend and for the Share Consolidation	4.00pm (New York time) on 11 January

Commencement of dealings in New Ordinary Shares	8.00am on 14 January

Ordinary Shares (but not ADSs) marked ex-Special Dividend	14 January

CREST accounts credited with New Ordinary Shares	14 January

ADR effective date for the Share Consolidation	9.30am (New York time) 14 January

Commencement of dealings in new ADSs	9.30am (New York time) 14 January

Announcement of the Pounds Sterling amount to be paid in respect of the Special Dividend	17 January

Despatch of cheques for fractional entitlements and certificates for New Ordinary Shares; CREST accounts credited with the value of fractional entitlements	23 January

Payment of the Special Dividend to Shareholders and to holders of ADRs	29 January

Purchase of New Ordinary Shares for participants in the Dividend Reinvestment Plan	29 January

If any of the above times and/or dates change, the revised times and/or dates will be notified to Shareholders by announcement through a Regulatory Information Service.

Unless otherwise stated, all references to times in this document are to London time.

Shareholder Helpline

If you have any questions about the Special Dividend or the Share Consolidation please call the Shareholder Helpline on 0333 207 6535 (or +44 121 415 0821 if calling from outside of the United Kingdom) between 8.30am and 5.30pm Monday to Friday (excluding public holidays in England and Wales). Calls to the Shareholder Helpline from outside the United Kingdom will be charged at the applicable international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. For legal reasons, the Shareholder Helpline will be unable to give advice on the merits of the Special Dividend or the Share Consolidation or to provide financial, legal, tax or investment advice.

LETTER FROM THE CHAIRMAN OF INTERCONTINENTAL HOTELS GROUP PLC

14 December 2018

To: Holders of Existing Ordinary Shares, holders of existing ADRs and holders of awards under the Share Plans

Dear Shareholder

The purpose of this document is to explain the proposed Special Dividend and Share Consolidation as well as to provide you with the notice of the General Meeting on 11 January 2019. In particular, the purpose of this document is to provide you with information about the background to and the reasons for the Share Consolidation, to explain why the Board considers the Share Consolidation to be in the best interests of the Company and its Shareholders, and why the Board unanimously recommends that Shareholders vote in favour of the Resolutions to be proposed at the General Meeting.

General Meeting

A notice convening the General Meeting to be held at 10.00am on Friday 11 January 2019, at the Crowne Plaza London Kings Cross, One King’s Cross Road, London WC1X 9HX is set out at the end of this document.

Special Dividend

On 19 October 2018, the Board announced its intention to return US$500 million to Shareholders by way of a Special Dividend with a Share Consolidation. The purpose of the remainder of this document is to provide Shareholders with further details of the proposals, and to seek Shareholders’ consent to the Share Consolidation.

The proposed Special Dividend of approximately US$500 million represents US$2.621 per Existing Ordinary Share. The Board is proposing to pay the Special Dividend to Shareholders on the Register as at 6.00pm on 11 January 2019 in Pounds Sterling and to ADR holders on the ADR register as at 4.00pm (New York time) on 11 January 2019 (being the close of business on the day before the ADR effective date for the Share Consolidation) in US dollars, in each case as an interim dividend. The Special Dividend is expected to be paid to Shareholders and to holders of ADRs on 29 January 2019.

Share Consolidation

The effect of the Share Consolidation will be to reduce the number of Ordinary Shares in issue (including those held in treasury) by approximately the same percentage as the total amount of the Special Dividend bears in relation to the market capitalisation of the Company before the Share Consolidation is carried out.

The Share Consolidation is therefore intended to maintain comparability, as far as possible, of the Company’s share price before and after the payment of the Special Dividend. Accordingly, the value of any outstanding share awards granted under the Share Plans will be preserved (subject to normal market fluctuations) without the need to adjust the number of underlying Ordinary Shares.

As all Ordinary Shares will be consolidated, each Shareholder’s percentage holdings in the total issued share capital of the Company immediately before and after the implementation of the Share Consolidation will (save in respect of fractional entitlements) remain unchanged.

The Share Consolidation will replace every 20 Existing Ordinary Shares with 19 New Ordinary Shares. Fractional entitlements arising from the Share Consolidation (including fractional shares credited to the ADR Depositary in its capacity as registered holder of the Existing Ordinary Shares underlying the ADRs) will be aggregated and sold in the market on behalf of the relevant Shareholders. The proceeds of the sale are expected to be sent to Shareholders on 23 January 2019 in accordance with paragraph 2 of Appendix I. The value of any Shareholder’s fractional entitlement will not exceed the value of one New Ordinary Share.

To effect the Share Consolidation it may be necessary to issue or repurchase for cancellation up to 19 additional Existing Ordinary Shares so that the number of the Company’s Existing Ordinary Shares is exactly divisible by 20.

For purely illustrative purposes, examples of the effects of the Special Dividend and the Share Consolidation in respect of certain holdings of Existing Ordinary Shares are set out below:

Existing Ordinary Shares	New Ordinary Shares	Special Dividend
100	95	$262
250	237	$655
500	475	$1,311
1,000	950	$2,621

These examples do not show fractional entitlements, the value of which will depend on the market value of the New Ordinary Shares at the time of sale, as set out in Appendix I.

Following the Share Consolidation, and assuming no further shares were to be issued or repurchased (other than the potential repurchase for cancellation of up to 19 Existing Ordinary Shares referred to above) between 11 December 2018 (being the last practicable date prior to publication of this document) and the date on which the Share Consolidation becomes effective, the Company’s total issued share capital (excluding treasury shares) will comprise 181,232,051 New Ordinary Shares and the Company will hold 6,485,669 New Ordinary Shares in treasury. The New Ordinary Shares held by Shareholders will have the same rights, including voting and dividend rights, as the Existing Ordinary Shares. New Ordinary Shares held in treasury will not rank for dividends or carry voting rights.

Further details of the Special Dividend and Share Consolidation are set out in Appendix I.

Given that, as a result of the Share Consolidation, the nominal value of the New Ordinary Shares will be different to the nominal value of the Existing Ordinary Shares, a customary Resolution to renew the Company’s authority to purchase a limited number of New Ordinary Shares (as granted in respect of the Existing Ordinary Shares at the Company’s last AGM) is also proposed at the General Meeting. Further details of this Resolution are set out in Appendix I.

American Depositary Receipts

As outlined above, the Company is proposing to pay the Special Dividend to all ADR holders on the ADR register as at 4.00pm (New York time) on 11 January 2019 (being the close of business on the day before the ADR effective date for the Share Consolidation) in US dollars at an amount of US$2.621 per ADS.

Following the Share Consolidation becoming effective, the Existing Ordinary Shares held by the ADR Depositary will be replaced with New Ordinary Shares. As a result of the Share Consolidation, for each existing ADS held at 4.00pm (New York time) on 11 January 2019, holders will, upon cancellation of their existing ADSs, be issued and receive new ADSs in the ratio of 19 new ADSs for each 20 existing ADSs (to be distributed in accordance with the ADR Deposit Agreement after giving effect to the fees and expenses provided for therein).

Holders of ADRs should read paragraphs 7 and 8 of Appendix I, which contain important information regarding the Special Dividend and Share Consolidation which is relevant to them, and a description of certain US federal income tax consequences of the Special Dividend and Share Consolidation.

Share Plans

Details of the Special Dividend and the Share Consolidation with respect to the Share Plans are set out in paragraph 6 of Appendix I.

Taxation

A summary of certain taxation consequences of the Special Dividend, the Share Consolidation and the Company’s Dividend Reinvestment Plan for certain categories of UK resident Shareholders, and certain US Shareholders and US holders of ADRs, is set out in paragraph 8 of Appendix I. As set out in further detail in that paragraph, the Directors have been advised that:

•	the tax treatment of the UK resident Shareholders who receive the Special Dividend will generally be similar to the tax treatment of such holders receiving any other dividend paid by the Company; and

•

UK resident Shareholders should not generally be treated as having made a disposal of their Existing Ordinary Shares for the purposes of UK taxation of chargeable gains as a result of the Share Consolidation.

Shareholders can view the Company’s historic share price using the share price calculator on the Company’s website, www.ihgplc.com/investors/shareholder-centre under Interactive share price tool.

Shareholders and holders of ADRs should read paragraph 8 of Appendix I and, if they are in any doubt as to their tax position, consult their own independent tax advisers.

Action to be taken

Your vote is important to us, so, whether or not you propose to attend the GM, you are requested to complete and sign the enclosed Form of Proxy. Completed Forms of Proxy should be returned to Equiniti at Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA, so as to arrive as soon as possible, and in any event so as to be received by Equiniti no later than 10.00am on 9 January 2019.

If you hold shares in CREST, you may appoint a proxy by completing and transmitting a CREST Proxy Instruction to Equiniti (CREST participant ID number RA19) so that it is received by no later than 10.00am on 9 January 2019.

The return of a completed Form of Proxy or CREST Proxy Instruction will not prevent you from attending the GM and voting in person if you wish to do so.

Electronic Proxy Appointment is available for the GM. This facility enables Shareholders to lodge their proxy appointment by electronic means on a website provided by Equiniti via www.sharevote.co.uk. Further details are set out in the notes to the Form of Proxy.

Voting instructions for ADR holders are set out in paragraph 7 of Appendix I.

The Resolutions will be decided on a poll, rather than a show of hands, to enable those Shareholders who may be unable to attend the GM in person to participate in the vote. The results of the polls will be announced to the London and New York Stock Exchanges and will appear on the Company’s website, www.ihgplc.com/investors/shareholder-centre, under AGMs and meetings, as soon as practicable after the GM.

Recommendation

Your Board considers that the passing of the Resolutions is in the best interests of Shareholders as a whole. Accordingly, your Board unanimously recommends Shareholders to vote in favour of the Resolutions as the members of the Board intend to do in respect of their own beneficial holdings.

Yours sincerely

Patrick Cescau

Chairman

Appendix I

Further Details of the

Special Dividend and Share Consolidation

1.	Special Dividend and Share Consolidation

The Company intends to pay a Special Dividend of US$2.621 per Existing Ordinary Share. The Pounds Sterling amount to be paid in respect of the Special Dividend of US$2.621 per Existing Ordinary Share will be announced on 17 January 2019, calculated on the average of the market exchange rates on the three dealing days commencing 14 January 2019, using the WM/Reuters closing mid-point spot rate as at 4:00pm.

The effect of the Share Consolidation will be that Shareholders on the Register at the close of business on the Record Date will, on the completion of the Share Consolidation, receive:

19 New Ordinary Shares for 20 Existing Ordinary Shares

and in that proportion for any other number of Existing Ordinary Shares then held. The proportion of the total issued share capital of the Company held by each Shareholder immediately before and following the Share Consolidation will, save for fractional entitlements and participation in the Dividend Reinvestment Plan, remain unchanged. Apart from having a different nominal value, each New Ordinary Share will carry the same rights as set out in the Company’s articles of association that currently attach to the Existing Ordinary Shares.

To effect the Share Consolidation it may be necessary to issue or repurchase for cancellation up to 19 additional Existing Ordinary Shares so that the number of the Company’s Existing Ordinary Shares is exactly divisible by 20.

Mandates and other instructions for the payment of dividends will, unless and until revoked, continue to apply to the New Ordinary Shares.

Holders of ADRs should read paragraphs 7 and 8 of this Appendix I, which contain important information regarding the Special Dividend and Share Consolidation which is relevant to them, and a description of certain US federal income tax consequences of the Special Dividend and Share Consolidation.

2.	Effects of proposals

For purely illustrative purposes, examples of the effects of the Special Dividend and the Share Consolidation in respect of certain holdings of Existing Ordinary Shares are set out below:

Existing Ordinary Shares	New Ordinary Shares	Special Dividend
100	95	$262
250	237	$655
500	475	$1,311
1,000	950	$2,621

The Pounds Sterling amount to be paid in respect of the Special Dividend will be calculated as set out in paragraph 1 above.

These examples do not show fractional entitlements, the value of which will depend on the market value of the New Ordinary Shares at the time of sale, as set out below.

Shareholders whose holdings of Existing Ordinary Shares cannot be consolidated into an exact number of New Ordinary Shares (including, to the extent applicable, the ADR Depositary in its capacity as registered holder of the Existing Ordinary Shares underlying the ADRs) will be left with a fractional entitlement. New Ordinary Shares representing such fractional entitlements will be aggregated and sold in the market on 14 January 2019 for the best price reasonably obtainable on behalf of the relevant Shareholders. The net proceeds of the sale, after the deduction of the expenses of the sale, will be paid in due proportion to the relevant Shareholders. Cheques in respect of the net proceeds of sale are expected to be despatched on 23 January 2019. Shareholders who hold only one Existing Ordinary Share will only receive cash.

3.	Conditions

The Share Consolidation is conditional on Resolution 1 set out in the Notice of GM being passed and becoming unconditional. This Resolution is conditional on the New Ordinary Shares being admitted to the premium segment of the Official List by the UK Listing Authority and being admitted to trading on the London Stock Exchange’s main market for listed securities by the London Stock Exchange.

4.	Share Buyback Authority

The Company is seeking authority to purchase up to 18,123,205 New Ordinary Shares, this being approximately 10 per cent of its total issued share capital after the Share Consolidation (excluding treasury shares) at, or between, the minimum and maximum prices specified in Resolution 2 set out in the Notice of GM.

This power would only be used after careful consideration by the Directors, having taken into account market conditions prevailing at that time, the investment needs of the Company, its opportunities for expansion and its overall financial position. The Directors would exercise this authority to purchase ordinary shares only if they considered it to be in the best interests of shareholders and if the purchase could be expected to result in an increase in earnings per share. The Company may either cancel any shares it purchases under this authority or transfer them into treasury.

As at 11 December 2018 (being the last practicable date prior to the publication of this document), there were no outstanding share options in respect of the share capital of the Company.

The authority sought by way of Resolution 2 set out in the Notice of GM will expire on the date upon which the 2019 AGM concludes, or on 1 March 2020, whichever is earlier.

5.	Dividend Reinvestment Plan

The Company currently operates a Dividend Reinvestment Plan under which eligible Shareholders may use their dividends to buy additional shares in the Company. Those eligible Shareholders who do not currently participate in the Dividend Reinvestment Plan and who wish to participate in time for the Special Dividend should contact the Company’s Registrar, Equiniti, at Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA to request an application form or, for further information, please call the Shareholder Helpline on 0333 207 6535 (or + 44 121 415 0821 if calling from outside of the United Kingdom) between 8.30am and 5.30pm Monday to Friday (excluding public holidays in England and Wales). Calls to the Shareholder Helpline from outside the United Kingdom will be charged at the applicable international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. For legal reasons, the Shareholder Helpline will be unable to give advice on the merits of the Special Dividend or the Share Consolidation or to provide financial, legal, tax or investment advice.

In order for an eligible Shareholder to participate in the Dividend Reinvestment Plan for the Special Dividend, a completed application form must be received by the Registrar by 5.00pm on 11 January 2019. Conversely, any Shareholder who is currently a participant in the Dividend Reinvestment Plan, but who does not wish his / her Special Dividend to be reinvested in additional New Ordinary Shares, should notify the Registrar to revoke his / her participation by no later than 5.00pm on 11 January 2019, to ensure that this instruction is implemented.

CREST shareholders should complete a Dividend Election Input Message in order to participate in the Dividend Reinvestment Plan for the Special Dividend.

All existing evergreen or recurring instructions relating to the Dividend Reinvestment Plan (including any recurring Dividend Reinvestment Plan mandates received in paper or by electronic means via CREST) will operate in respect of the New Ordinary Shares. However, CREST shareholders should note that, although the Dividend Reinvestment Plan will continue to apply to the New Ordinary Shares, the election may not be viewable in CREST following the Share Consolidation. In order to view the election, CREST shareholders are advised to delete the current instruction and to submit a new instruction under the new ISIN.

6.	Share Plans

Participants holding forfeitable Existing Ordinary Shares under the InterContinental Hotels Group Annual Performance Plan will be eligible to receive the Special Dividend and their shares will be subject to the Share Consolidation in the same way as other Shareholders.

Participants holding unvested conditional share awards under the InterContinental Hotels Group Annual Performance Plan who are entitled to receive cash payments equal to the dividends paid on the shares subject to those awards will receive a cash payment equal to the amount of the Special Dividend, and the number of New Ordinary Shares to which they will be entitled upon vesting of the awards will be adjusted so as to reflect the Share Consolidation.

Participants holding other unvested conditional share awards granted under the InterContinental Hotels Group Annual Performance Plan and/or the InterContinental Hotels Group Long Term Incentive Plan will not be entitled to receive the Special Dividend in respect of those awards.

The Directors have determined, in relation to those participants who will not be entitled to receive the Special Dividend, that, as the effect of the Share Consolidation will be to maintain comparability, as far as possible, of the Company’s share price and thus to preserve the value of their share awards (subject to normal market fluctuations), the participants will not be disadvantaged by the Share Consolidation and so no adjustment to their share awards is required. Following the Share Consolidation, holders of such awards will be entitled, upon vesting of their share awards, to receive the same number of New Ordinary Shares as the number of Existing Ordinary Shares to which they would have been entitled had the Share Consolidation not occurred.

Participants holding Existing Ordinary Shares within the Britvic Share Incentive Plan will be eligible to receive the Special Dividend and their shares will be subject to the Share Consolidation in the same way as other Shareholders.

As at 11 December 2018 (being the last practicable date prior to the publication of this document), there were no outstanding share options in respect of the share capital of the Company.

The Share Plans are operated in such a way as to ensure that Ordinary Shares are not issued to employees under the Share Plans in excess of the maximum permitted percentage of the Company’s issued share capital under the relevant institutional investor guidelines.

7.	ADRs

Voting by ADR holders

ADR holders on the ADR register as at 4:00 pm (New York time) on 7 December 2018 will be eligible to provide the ADR Depositary with voting instructions for the GM. The ADR Depositary must receive voting instructions not later than 12.00pm (New York time) on 9 January 2019 in order for such instructions to be counted.

Holders of ADRs will not, except as mentioned below, be entitled to attend the GM. However, the ADR Depositary, as registered holder of the Existing Ordinary Shares underlying the ADRs, will be so entitled and will vote or appoint a proxy in respect of such shares in accordance with written instructions timely received from holders of ADRs.

Holders of ADRs who wish to attend the GM in person should take steps to present their ADSs to the ADR Depositary for cancellation and (upon compliance with the terms of the ADR Deposit Agreement, including payment of the ADR Depositary’s fees and any applicable taxes and governmental charges) take delivery of Existing Ordinary Shares in an account maintained in CREST so as to become registered members of the Company prior to the GM.

Subject to the below, if no voting instructions are received by the ADR Depositary from any holder with respect to any of their ADRs on or before the cut-off time of 12.00pm (New York time) on 9 January 2019, in accordance with the provisions of, and subject to the limitations provided for in, the ADR Deposit Agreement, the ADR Depositary shall deem such holder to have instructed the ADR Depositary to give a discretionary proxy to a person designated by the Company with respect to the relevant ADRs, and the ADR Depositary shall endeavour insofar as practicable and permitted under the provisions of or governing the deposited securities underlying the ADRs, to give a discretionary proxy to a person designated by the Company to vote the securities underlying the ADRs as to which such instructions are so deemed given, provided that no such instruction shall be deemed given and no discretionary proxy shall be given: (i) with respect to any matter as to which the Company informs the ADR Depositary that (a) the Company does not wish such proxy given, (b) substantial opposition exists or (c) materially affects the rights of Shareholders; (ii) unless, with respect to such meeting, the Depositary has been provided with an opinion of counsel to the Company in the manner required by the ADR Deposit Agreement; and/or (iii) if the Company has failed to provide the ADR Depositary with a certification by the Company, if requested, as to the non-existence of the circumstances described in (b) and (c) above.

Special Dividend and Share Consolidation

The Company is proposing to pay the Special Dividend to all ADR holders on the ADR register as at 4.00pm (New York time) on 11 January 2019 (being the close of business on the business day before the ADR effective date for the Share Consolidation) in US dollars at an amount of US$2.621 per ADS.

Following the Share Consolidation becoming effective, the Existing Ordinary Shares held by the ADR Depositary will be replaced with New Ordinary Shares. As a result of the Share Consolidation, for each existing ADS held at 4.00pm (New York time) on 11 January 2019 (being the close of business on the business day before the ADR effective date), holders will, upon cancellation of their existing ADSs, be issued and receive new ADSs in the ratio of 19 new ADSs for each 20 existing ADSs and, in connection with the Special Dividend, will also be paid US$2.621 per ADS (to be distributed in accordance with the ADR Deposit Agreement after giving effect to the fees and expenses provided for therein). Fractions of new ADSs will not be issued to holders of existing ADRs. All fractions to which holders of existing ADRs would otherwise have been entitled will be aggregated and sold in the market as soon as practicable after the Share Consolidation becomes effective and the net proceeds of sale will be paid to the holders of the existing ADSs entitled thereto.

Following the Share Consolidation becoming effective, the ADR Depositary will mail a Letter of Transmittal to those registered holders of ADRs in certificated form regarding the mechanics of surrendering their certificated ADR for new ADSs and instructions related thereto. For those ADR holders currently holding their ADSs on the books of the ADR Depositary in book-entry form (i.e. through the Direct Registration System (“DRS”)), the ADR Depositary will automatically cancel the existing ADSs and mail a new DRS Statement reflecting the number of new ADSs to be credited to the holder’s account along with the Special Dividend (to be distributed in accordance with the ADR Deposit Agreement after giving effect to the fees and expenses provided for therein) and any net proceeds from the sale of fractional ADSs to which the holder may be entitled. No action will be necessary on the part of ADR holders unless their ADRs are in certificated form. If holders of certificated ADRs do not surrender their certificates for cancellation, they will not receive the new entitlement and all dividends will be held until such time as they surrender their old certificates or the entitlement is escheated to the appropriate state. ADR holders who hold their ADSs through a broker, financial institution or other nominee or otherwise, must rely on the procedures of such broker, financial institution or other nominee. The ADR Depositary will, upon surrender of the existing ADSs for cancellation, cancel such existing ADSs, deduct the applicable ADS cancellation fees from the Special Dividend amount, and deliver new ADSs, the Special Dividend (net of the ADS cancellation fees owing) and any net proceeds from the sale of fractional ADSs to which the holder may be entitled.

Available information

The Company is currently subject to the information requirements of the US Securities Exchange Act applicable to foreign private issuers having securities registered under Section 12 of that Act and, as required by that Act, files an annual report on Form 20-F and other information with the SEC. The reports and other information filed with the SEC can be inspected and copied at the public reference room located at 100 F. Street, NE, Washington DC 20549 (www.sec.gov). Please call the SEC at +1-800- SEC-0330 for further information on the public reference rooms and their copy charges.

8.	Taxation

A.	United Kingdom Taxation

The following summary is intended as a general guide only and relates only to certain limited aspects of the UK taxation treatment of the Special Dividend, the related Share Consolidation and the Company’s Dividend Reinvestment Plan. It is based on current UK tax law and what is understood to be the current practice of HM Revenue and Customs. It applies only to Shareholders who are resident for tax purposes in the UK (except insofar as express reference is made to the treatment of non-UK residents), who are the absolute beneficial owners of their shares and any dividends paid on them, and hold them as an investment (but not through an individual savings account or self-invested personal pension). The tax position of certain categories of Shareholders who are subject to special rules (such as persons acquiring their shares in connection with employment, dealers in securities, insurance companies and collective investment schemes) is not considered.

Shareholders who are in any doubt as to their tax position or who may be subject to tax in a jurisdiction other than the UK are strongly recommended to consult their own independent tax advisers.

Shareholders can view the Company’s historic share price using the share price calculator on the Company’s website, www.ihgplc.com/investors/shareholder-centre under Interactive share price tool.

Special Dividend

The Company is not required to withhold tax when paying a dividend. Liability to tax on the Special Dividend will depend upon the individual circumstances of a Shareholder.

(i)	UK resident individual Shareholders

Individual Shareholders who are resident for tax purposes in the UK and receive the Special Dividend will not be liable to UK tax to the extent that (taking account of any other dividends received in the same tax year) that dividend falls within their first £2,000 of dividend income (the ‘nil rate band’) or their personal allowance.

To the extent that (taking account of any other dividends received by the Shareholder in the same tax year) the dividend does not fall within the nil rate band or personal allowance, it will be subject to income tax at 7.5 per cent (to the extent it is within the basic rate band), 32.5 per cent (to the extent it is within the higher rate band) or 38.1 per cent (to the extent it is within the additional rate band), in each case, when treated as the top slice of that Shareholder’s income.

(ii)	UK resident corporate Shareholders

For UK resident corporate Shareholders, it is likely that the Special Dividend will fall within one or more of the classes of dividend qualifying for exemption from corporation tax. However, it should be noted that the exemptions are not comprehensive and are also subject to anti-avoidance rules. Shareholders within the charge to corporation tax should consult their own independent tax advisers.

(iii)	Non-UK resident Shareholders

Shareholders who are resident outside the UK for tax purposes generally will not be subject to UK tax on dividends. A Shareholder resident outside the UK may be subject to non-UK taxation on dividend income under local law. A Shareholder who is resident outside the UK for tax purposes should consult his or her own independent tax advisers concerning his or her tax position in respect of the Special Dividend.

Share Consolidation

It is expected that, for the purposes of UK taxation on chargeable gains, the Share Consolidation will be treated as follows:

(a)

the New Ordinary Shares arising from the Share Consolidation will result from a reorganisation of the share capital of the Company. Accordingly, to the extent that a Shareholder receives New Ordinary Shares, the Shareholder should not be treated as making a disposal of all or part of the Shareholder’s holding of

Existing Ordinary Shares by reason of the Share Consolidation being implemented, and the New Ordinary Shares which replace a Shareholder’s holding of Existing Ordinary Shares (the “New Holding”) as a result of the Share Consolidation will be treated as the same asset acquired at the same time as the Shareholder’s holding of Existing Ordinary Shares was acquired;

(b)

to the extent that a Shareholder receives cash by virtue of a sale on his or her behalf of any New Ordinary Shares to which he or she has a fractional entitlement, the Shareholder will not in practice normally be treated as making a part disposal of the Shareholder’s holding of Existing Ordinary Shares, the proceeds instead being deducted from the base cost of the Shareholder’s New Holding. If those proceeds exceed that base cost, however, or if a Shareholder holds only one Existing Ordinary Share at the Effective Date and so is not entitled to any New Ordinary Shares, the Shareholder will be treated as disposing of part or all of his or her existing holding of Ordinary Shares and will be subject to tax in respect of any chargeable gain thereby realised;

(c)

on a subsequent disposal of the whole or part of the New Ordinary Shares comprised in the New Holding, a Shareholder may, depending on his or her circumstances, be subject to tax on the amount of any chargeable gain realised; and

(d)

non-UK resident Shareholders who do not have a branch or agency (or, in the case of a non-resident company, a permanent establishment) in the UK will generally not be subject to UK tax on disposal of the Ordinary Shares.

Dividend Reinvestment Plan

It is expected that, for the purposes of UK taxation, Shareholders who elect to use the cash Special Dividend to buy additional shares under the Dividend Reinvestment Plan will be treated as follows:

(a)

an individual Shareholder, for income tax purposes, will be treated in the same manner as if he or she received the Special Dividend in cash. For capital gains tax purposes, the cost of the additional shares acquired with the Special Dividend, including any dealing charges and stamp duty or stamp duty reserve tax, should be the base cost of the additional shares purchased on the individual Shareholder’s behalf; and

(b)

a corporate Shareholder, for corporation tax purposes, will be treated in the same manner as if it received the Special Dividend in cash. For the purposes of corporation tax on chargeable gains, the cost of the additional shares acquired with the Special Dividend, including any dealing charges and stamp duty or stamp duty reserve tax, should be the base cost of the additional shares purchased on the corporate Shareholder’s behalf.

Transactions in Securities anti-avoidance

Under the provisions of Chapter 1 of Part 13 Income Tax Act 2007 (for individuals) and Part 15 Corporation Tax Act 2010 (for companies), in each case as amended, HM Revenue and Customs can, in certain circumstances, counteract tax advantages arising in relation to certain transactions in securities. It is not expected that these provisions should be engaged in respect of the Special Dividend, and no clearance has been or will be sought by the Company from HM Revenue and Customs in relation to their applicability to the Special Dividend.

B.	United States Federal Income Taxation

The following is a discussion of certain US federal income tax consequences of the Special Dividend and related Share Consolidation to the US Holders described below, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a particular person. This discussion does not address US state or local or non-US tax consequences. The discussion addresses only US Holders who hold Existing Ordinary Shares or ADSs as capital assets for US federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of a US Holder’s particular circumstances, including alternative minimum tax consequences, any aspect of the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) commonly referred to as Medicare contribution tax, and consequences applicable to US Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers and certain traders in securities;

•	persons holding Existing Ordinary Shares or ADSs as part of a straddle, conversion or other integrated transaction;

•	persons whose functional currency for US federal income tax purposes is not the US dollar;

•	partnerships or other entities classified as partnerships for US federal income tax purposes;

•	tax-exempt organisations;

•	persons holding Existing Ordinary Shares or ADSs in connection with a trade or business conducted outside of the United States; or

•	persons that own or are deemed to own 10 per cent or more of the Company’s stock by vote or value.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed US Treasury regulations, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. It is also based, in part, on representations by the ADR Depositary and assumes that each obligation under the ADR Deposit Agreement and any related agreement will be performed in accordance with its terms.

As used herein, a “US Holder” is a beneficial owner of the Existing Ordinary Shares or ADSs that is, for US federal income tax purposes: (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organised in or under the laws of the United States, any state therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to US federal income taxation regardless of its source.

US Holders should consult their own independent tax advisers concerning the US federal, state, local and non-US tax consequences of the Special Dividend and related Share Consolidation in their particular circumstances.

In general, a US Holder of ADSs will be treated as the owner of the underlying Ordinary Shares represented by those ADSs for US federal income tax purposes.

The US Treasury has expressed concerns that parties to whom American depositary shares are pre-released may be taking actions that are inconsistent with the claiming of foreign tax credits for US holders of American depositary shares. Such actions would also be inconsistent with the claiming of the preferential rates of tax applicable to dividends received by certain non-corporate US Holders. Accordingly, the availability of preferential tax rates for dividends received by certain non-corporate US Holders, described below, could be affected by actions taken by parties to whom ADSs are pre-released.

Except as described below, this discussion assumes that the Company has not been, and will not become, a passive foreign investment company (“PFIC”) for US federal income tax purposes.

Special Dividend

The Special Dividend paid on Existing Ordinary Shares (including Existing Ordinary Shares represented by ADSs) will be treated as dividend income to the extent paid out of the Company’s current or accumulated earnings and profits (as determined under US federal income tax principles). To the extent the Special Dividend exceeds the Company’s current and accumulated earnings and profits (as determined under US federal income tax principles), it will be treated first as a tax-free return of capital to the extent of the US Holder’s tax basis in its Ordinary Shares or ADSs, and capital gain thereafter. Because the Company does not maintain records of earnings and profits in accordance with US federal income tax principles, it is expected that the Special Dividend will be reported as a dividend for US federal income tax purposes.

In the case of a Special Dividend paid in Pounds Sterling with respect to Ordinary Shares, the US dollar amount included in the US Holder’s income will be calculated by reference to the exchange rate in effect on the date the Special Dividend is received by such US Holder regardless of whether the payment is in fact converted into US dollars at such time. If the Special Dividend is converted into US dollars on such date of receipt, a US Holder of Ordinary Shares generally should not be required to recognise foreign currency gain or loss in respect of the dividend income. A US Holder of Ordinary Shares may have US-source foreign currency income or loss if the Special Dividend is converted into US dollars after the date of its receipt.

The Special Dividend will not be eligible for the dividends-received deduction generally allowed to US corporations under the Code. Subject to applicable limitations and the concerns expressed by the US Treasury discussed above, the Special Dividend paid to certain non-corporate US Holders may be taxable at preferential rates. Non-corporate US Holders should consult their tax advisers to determine whether they are entitled to be taxed at these preferential rates. If the preferential rates apply and the sum of the Special Dividend and any other dividends that have ex-dividend dates during a period of 85 consecutive days (including the Special Dividend payment date) in the aggregate exceeds 10 per cent of a US Holder’s adjusted basis in its Ordinary Shares or ADSs (or, if the preferential rates apply and the sum of the Special Dividend and any other dividends that have ex-dividend dates during a period of 365 consecutive days (including the Special Dividend payment date) in the aggregate exceeds 20 per cent of the US Holder’s adjusted basis in its Ordinary Shares or ADSs), any loss on the sale or exchange of such Ordinary Shares or ADSs would be treated as long-term capital loss to the extent of such dividend(s).

Share Consolidation

A US Holder will not recognise gain or loss in connection with the exchange of Existing Ordinary Shares (including Existing Ordinary Shares represented by ADSs) for New Ordinary Shares (including New Ordinary Shares represented by ADSs) in the Share Consolidation, except to the extent of cash received in lieu of an entitlement to a fractional New Ordinary Share or ADS. The difference, as determined in US dollars, between the US Holder’s tax basis allocable to the fractional entitlement and the cash received upon the sale of such entitlement will be capital gain or loss, which will be long-term capital gain or loss if the US Holder has held its Existing Ordinary Shares or ADSs for more than one year.

A US Holder’s tax basis in its New Ordinary Shares or ADSs will equal its tax basis in its Existing Ordinary Shares or ADSs less any tax basis that is allocable to any fractional entitlement to a New Ordinary Share or ADS. A US Holder’s holding period for its New Ordinary Shares or ADSs will include its holding period for the Existing Ordinary Shares or ADSs exchanged therefor.

Passive Foreign Investment Company Considerations

In general, a non-US company will be a PFIC for any taxable year in which (i) 75 per cent or more of its gross income consists of passive income (such as dividends, interest, rents and royalties, other than certain income derived in the active conduct of a trade or business); or (ii) 50 per cent or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. Based on the manner in which the Company operates its business and estimates the value of its assets (which estimates are based, in part, on the market value of the Company’s Ordinary Shares), the Company believes that it was not a PFIC for its 2017 taxable year and does not expect to be a PFIC for the 2018 taxable year. However, because PFIC status depends upon the composition of a company’s income and assets and the fair market value of its assets from time to time, and the Company has not reviewed its status as a PFIC for all prior taxable years, there can be no assurance that the Company will not be, or was not, a PFIC for any taxable year. If the Company were treated as a PFIC for any taxable year during which a US Holder held Ordinary Shares or ADSs, certain adverse US federal income tax consequences could apply to such US Holder upon a disposition of Ordinary Shares or ADSs or receipt of certain excess distributions. US Holders are urged to consult their own independent tax advisers concerning the US federal income tax consequences to them if the Company has been or becomes a PFIC for any taxable year.

Information Reporting and Backup Withholding

Payment of the Special Dividend and cash in lieu of fractional entitlement made within the United States or through certain US-related financial intermediaries generally are subject to information reporting and backup withholding unless the US Holder is a corporation or other exempt recipient or, in the case of backup withholding, the US Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a US Holder will be allowed as a credit against the US Holder’s US federal income tax liability and may entitle the US Holder to a refund, provided that the required information is furnished to the Internal Revenue Service on a timely basis.

9.	Dealings and settlement

Application will be made to the UK Listing Authority for the New Ordinary Shares arising from the proposed consolidation of the Company’s total issued share capital to be admitted to the premium segment of the Official List and to the London Stock Exchange for the New Ordinary Shares to be admitted to trading on the London Stock Exchange’s main market for listed securities. It is expected that dealings in the Existing Ordinary Shares will continue until 6.00pm on 11 January 2019 and that Admission of the New Ordinary Shares will become effective and dealings for normal settlement will commence at 8.00am on 14 January 2019.

New share certificates in respect of the New Ordinary Shares are expected to be posted at the risk of Shareholders by 23 January 2019 to those Shareholders who hold their shares in Certificated Form. These will replace existing certificates which should then be destroyed. Pending the receipt of new certificates, transfers of New Ordinary Shares held in Certificated Form will be certified against the Register. Shareholders who hold their entitlement to New Ordinary Shares in Uncertificated Form through CREST will have their CREST accounts adjusted to reflect their entitlement to New Ordinary Shares on 14 January 2019.

Holders of ADSs should refer to paragraph 7 of this Appendix I for more details.

10.	Consent

Goldman Sachs International has given and not withdrawn its written consent to the inclusion in this document of the references to its name in the form and context in which it appears.

11.	Documents available for inspection

Copies of the following documents will be available for inspection during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the offices of Freshfields Bruckhaus Deringer LLP of 65 Fleet Street, London EC4Y 1HS from the date of this document up to and including the date of the General Meeting and for the duration of the General Meeting:

(a)	this document; and

(b)	the consent letter referred to above.

Dated: 14 December 2018

Appendix II

Definitions

The following definitions apply throughout this document and the accompanying Form of Proxy unless the context requires otherwise.

Admission	the admission of the New Ordinary Shares to the premium listing segment of the Official List and to trading on the London Stock Exchange’s main market for listed securities

ADR	an American depositary receipt evidencing an ADS or ADSs, issued by the ADR Depositary in accordance with the provisions of the ADR Deposit Agreement

ADR Deposit Agreement	the deposit agreement entered into between the Company, the ADR Depositary and holders from time to time of ADRs issued under it

ADR Depositary	JPMorgan Chase Bank, N.A. in its capacity as the depositary under the ADR Deposit Agreement

ADS	an American depositary share, representing one Ordinary Share in the Company

AGM	an Annual General Meeting of the Company

Board	the board of Directors of the Company

in Certificated Form	not in Uncertificated Form

Companies Act	the Companies Act 2006 (as amended)

Company or IHG	InterContinental Hotels Group PLC

CREST	the relevant system (as defined in the CREST Regulations) in respect of which CRESTCo Limited is the Operator (as defined in the CREST Regulations)

CREST Manual	the rules governing the operation of CREST, consisting of the CREST Reference Manual, CREST International Manual, CREST Central Counterparty Service Manual, CREST Rules, Registrars Service Standards, Settlement Discipline Rules, CCSS Operations Manual, Daily Timetable, CREST Application Procedure and CREST Glossary of Terms (all as defined in the CREST Glossary of Terms)

CREST Regulations	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755)

Directors	the directors of the Company

Dividend Reinvestment Plan	the dividend reinvestment plan operated by the Company

Effective Date	the date on which entitlement to the Special Dividend and Share Consolidation becomes effective

Euroclear	Euroclear UK & Ireland Limited

Existing Ordinary Shares	the existing ordinary shares of 19 17⁄21 pence each in the capital of the Company

FCA	the Financial Conduct Authority of the United Kingdom (or any successor body in respect thereof)

Form of Proxy	the form of proxy for use by holders of Existing Ordinary Shares accompanying this document in connection with the GM

fractional entitlement	an entitlement to a fractional New Ordinary Share or ADR

FSMA	the Financial Services and Markets Act 2000 (as amended)

General Meeting or GM	the general meeting of the Company convened for 10.00am on Friday 11 January 2019 (and any adjournment thereof)

IHG Group	IHG and its subsidiaries and subsidiary undertakings

Latest Practicable Date	11 December 2018

Letter of Transmittal	an exchange form in respect of the ADSs to be sent by the exchange agent appointed by the Company to ADR holders

London Stock Exchange	London Stock Exchange plc

New Ordinary Shares	the proposed new ordinary shares of 20 340⁄399pence each in the capital of the Company resulting from the Share Consolidation

Official List	the official list maintained by the FCA

Ordinary Shares	prior to the Share Consolidation, the Existing Ordinary Shares and, thereafter, the New Ordinary Shares

PRA	the Prudential Regulation Authority of the United Kingdom (or any successor body in respect thereof)

Record Date	6.00pm on 11 January 2019 (or such other time and date as the Directors may determine)

Register	the register of members of the Company

Registrar	Equiniti Limited (“Equiniti”), or any other registrar appointed by the Company from time to time

Resolutions	the resolutions set out in the notice convening the GM which is set out at the end of this document

SEC	the United States Securities and Exchange Commission

Share Consolidation	the proposed consolidation to be effected by consolidating every 20 Existing Ordinary Shares into 19 New Ordinary Shares

Shareholders	holders of Ordinary Shares in the Company and, where the context so requires, holders of ADRs

Share Plans	the InterContinental Hotels Group Long Term Incentive Plan, the InterContinental Hotels Group Annual Performance Plan and the Britvic Share Incentive Plan

Special Dividend	the proposed special interim dividend of US$2.621 per Existing Ordinary Share or per ADS (as applicable)

subsidiary	has the meaning given to that term in the Companies Act

subsidiary undertaking	has the meaning given to that term in the Companies Act

UK Listing Authority	the FCA acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 (as amended)

in Uncertificated Form	recorded on the Register as being held in uncertificated form in CREST and title to which, by virtue of the CREST Regulations, may be transferred by means of CREST

United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland

United States or US	the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia

US Securities Exchange Act	the US Securities Exchange Act of 1934 (as amended)

The singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine or neutral gender.

Terms defined in the CREST Manual shall, unless the context otherwise requires, bear the same meanings where used in this document.

References to “£”, “Sterling”, “Pounds Sterling”, “penny” and “pence” are to the lawful currency of the United Kingdom.

References to “$”, “US dollars” and “US$” are to the lawful currency of the United States.

The £:US$ exchange rate to be applied in respect of the Special Dividend will be announced on 17 January 2019, based on the average of the market exchange rates on the three dealing days commencing 14 January 2019, using the WM/Reuters closing mid-point spot rate as at 4:00pm.

Notice of General Meeting

Notice is hereby given that the General Meeting of InterContinental Hotels Group PLC (the ‘Company’) will be held at the Crowne Plaza London Kings Cross, One King’s Cross Road, London WC1X 9HX at 10.00am on Friday, 11 January 2019, or at any adjournment thereof, for the following purposes:

Resolutions

To consider and, if thought fit, to pass the following Resolutions, the first of which will be proposed as an ordinary resolution and the second as a special resolution:

1	Share Consolidation

THAT subject to and conditional upon admission of the New Ordinary Shares (as defined below) to the premium listing segment of the official list of the Financial Conduct Authority of the United Kingdom and to trading on London Stock Exchange plc’s main market for listed securities becoming effective, every 20 ordinary shares of 19 17⁄21 pence each in the capital of the Company in issue and outstanding or held in treasury as at 6.00pm on 11 January 2019 (or such other time and date as the directors of the Company (the ‘Directors’) may determine) be consolidated into 19 ordinary shares of 20 340⁄399 pence each (each a ‘New Ordinary Share’), provided that, where such consolidation results in any member being entitled to a fraction of a New Ordinary Share, such fraction shall, so far as possible, be aggregated with the fractions of a New Ordinary Share to which other members of the Company may be entitled and the Directors be and are hereby authorised to sell (or appoint any other person to sell to any person), on behalf of the relevant members, all the New Ordinary Shares representing such fractions at the best price reasonably obtainable to any person, and to pay the proceeds of sale (net of expenses) in due proportion to the relevant members entitled thereto (save that any fraction of a penny which would otherwise be payable shall be rounded up or down in accordance with the usual practice of the registrar of the Company) and that any Director (or any person appointed by the Directors) shall be and is hereby authorised to execute an instrument of transfer in respect of such shares on behalf of the relevant members and to do all acts and things the Directors consider necessary or expedient to effect the transfer of such shares to, or in accordance with the directions of, any buyer of any such shares.

2	Authority to Purchase own Shares

THAT subject to and conditional upon Resolution 1 above being passed and becoming unconditional, the Company shall be and is hereby generally and unconditionally authorised to make market purchases (as defined in Section 693 of the Companies Act 2006 (the ‘Companies Act’)) for the purpose of Section 701 of the Companies Act of New Ordinary Shares (as defined in Resolution 1) on such terms and in such manner as the Directors think fit, provided that:

(a)	the maximum aggregate number of New Ordinary Shares that may be purchased under this authority is 18,123, 205;

(b)	the minimum price which may be paid for each New Ordinary Share is 20 340⁄399 pence per share;

(c)	the maximum price (exclusive of all expenses) which may be paid for each New Ordinary Share is an amount equal to the higher of:

(i)

105% of the average middle-market quotations of an ordinary share of the Company, as derived from the London Stock Exchange Daily Official List for the five business days immediately preceding the day on which such share is contracted to be purchased; and

(ii)

the Stipulated Amount. In this resolution, “Stipulated Amount” means the amount stipulated by Regulatory Technical Standards adopted by the European Commission pursuant to Article 5(6) of the Market Abuse Regulation (EU) No.596/2014; and

(d)

the authority hereby conferred shall take effect on the date of the passing of this resolution and shall expire on the conclusion of the Company’s AGM in 2019, or at the close of business on 1 March 2020, whichever is the earlier (except in relation to the purchase of ordinary shares the contract for which was concluded before such date and which is executed wholly or partly after such date), unless such authority is renewed prior to such time.

By order of the Board	Registered in England and Wales
George Turner	Registered Number:
Company Secretary	5134420
14 December 2018
Registered Office:
Broadwater Park
Denham, Buckinghamshire
UB9 5HR

Technical notes

1    A member is entitled to appoint another person, who need not be a member, as his/her proxy to exercise all or any of his/her rights to attend, speak and vote at this GM or any adjournment thereof. A member may appoint more than one proxy in relation to the GM, provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that member.

2    A Form of Proxy is enclosed. To be valid, the Form of Proxy must be received by the Company’s Registrar, Equiniti, by no later than 10.00am on Wednesday, 9 January 2019 or, if the GM is adjourned, 48 hours before the time of the adjourned GM (excluding any UK non-working days). The appointment of a proxy will not prevent a member from subsequently attending, speaking and voting at the GM in person.

3    If you wish, you may register the appointment of a proxy for this GM electronically, by logging on to the Registrar’s website at www.sharevote.co.uk where details of the procedure are shown. The Voting ID, Task ID and Shareholder Reference Number shown on your Form of Proxy will be required to complete the procedure. Electronic Proxy Appointment will not be valid if received after 10.00am on Wednesday, 9 January 2019 or, if the GM is adjourned, 48 hours before the time of the adjourned GM (excluding any UK non-working days), and will not be accepted if found to contain a computer virus.

4    CREST members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so for this GM by using the procedures described in the CREST Manual available by logging in to the Euroclear website at www.euroclear.com. CREST personal members or other CREST sponsored members, and those CREST members who have appointed (a) voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf. In order to be valid, the appropriate CREST Proxy Instruction must be transmitted so as to be received by the Company’s Registrar, Equiniti (CREST participant ID RA19) by 10.00am on Wednesday, 9 January 2019 or, if the GM is adjourned, 48 hours before the time of the adjourned GM (excluding any UK non-working days). For this purpose, the time of receipt will be taken to be the time (as determined by the time stamp applied to the message by the CREST Application Host) from which the Company’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means. CREST members and, where applicable, their CREST sponsors or voting service providers should note that Euroclear does not make available special procedures in CREST for any particular message. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed (a) voting service provider(s), to procure that his/her CREST sponsor(s) or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members (and, where applicable, their CREST sponsors or voting system providers) are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

5    Any corporation which is a member can appoint one or more corporate representatives who may exercise on its behalf all of its powers as a member provided that if two or more representatives purport to vote in respect of the same shares: (i) if they purport to exercise the power in the same way as each other, the power is treated as exercised in that way; and (ii) in other cases, the power is treated as not exercised.

6    The right to appoint a proxy does not apply to persons whose shares are held on their behalf by another person and who have been nominated to receive communications from the Company in accordance with Section 146 of the 2006 Act (‘Nominated Persons’). Nominated Persons may have a right under an agreement with the member who holds the shares on their behalf to be appointed (or to have someone else appointed) as a proxy for the GM. If Nominated Persons do not have such a right, or do not wish to exercise it, they may have a right under such an agreement to give instructions to the person holding the shares as to the exercise of voting rights.

7 Holders of ordinary shares are entitled to attend and vote at General Meetings of the Company (including this GM). On a vote by show of hands, every member who is present has one vote and every proxy present who has been duly appointed by a member entitled to vote has one vote, unless the proxy has been appointed by more than one member and has been instructed by one or more members to vote for the resolutions and by one or more members to vote against the resolutions, in which case the proxy has one vote for and one vote against. On a poll vote, every member who is present in person or by proxy has one vote for every ordinary share of which he/she is the holder.

8    The Company, pursuant to the Uncertificated Securities Regulations 2001, specifies that only those members on the Register of Members as at

6.30pm on Wednesday, 9 January 2019 or, if the GM is adjourned, on the Register of Members at 6.30pm two days prior to the date of any adjourned GM, shall be entitled to attend and vote at the GM in respect of the number of shares registered in their names at that time. Changes to entries on the Register of Members after the relevant above-mentioned deadline shall be disregarded in determining the right of any person to attend and vote at the GM.

9    As at the Latest Practicable Date, the Company’s total issued share capital consisted of 190,770,590 ordinary shares, carrying one vote each, excluding any ordinary shares held as treasury shares. As at the Latest Practicable Date, the Company held 6,827,020 ordinary shares as treasury shares, representing approximately 3.58 per cent of the Company’s issued share capital (excluding treasury shares) as at that date. Therefore, the total number of voting rights in the Company as at the Latest Practicable Date was 190,770, 590.

10    Under Section 319A of the 2006 Act, any member attending the GM has the right to ask questions in relation to the business of the GM. The Company must cause to be answered any such question relating to the business being dealt with at the GM but no such answer need be given if (i) to do so would interfere unduly with the preparation for the GM or involve the disclosure of confidential information; (ii) the answer has already been given on a website in the form of an answer to a question; or (iii) it is undesirable in the interests of the Company or the good order of the GM that the question be answered.

11    Under Sections 338 and 338A of the Companies Act 2006, members may (i) require the

Company to give to members entitled to receive notice of the GM, notice of a resolution which may properly be moved and is intended to be moved at the meeting; and (ii) request the Company to include in the business to be dealt with at the GM any matter (other than a proposed resolution) which may be properly included in the business, provided that it is not defamatory, frivolous or vexatious or, in the case of a resolution only, it would, if passed, be ineffective (whether by reason of inconsistency with any enactment or the Company’s constitution or otherwise). The Company will include such matter if sufficient requests have been received by members who have at least 5 per cent of the total voting rights or by at least 100 members who hold shares on which there has been an average sum, per member, of at least £100 paid up and submitted in the manner detailed in Sections 338 and 338A of the 2006 Act.

12    Members may not use any electronic address provided in either this Notice of GM or any related documents (including the Form of Proxy) to communicate with the Company for any purposes other than those expressly stated.

13    A copy of this Notice of GM and other information required by Section 311A of the 2006 Act can be found at the Company’s corporate website at www.ihgplc.com/investors/shareholder-centre under AGMs and meetings.

14    Certain items will not be permitted in the GM. These include cameras, recording equipment, items of any nature with potential to cause disorder and such other items as the Chairman of the GM may specify. We reserve the right to confiscate these items for the duration of the GM if they are used to record or otherwise disrupt the GM.